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Exhibit 99.3

FIELDSTONE INVESTMENT CORPORATION

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

I.     Purpose

        The Governance and Nominating Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Fieldstone Investment Corporation (the "Company") (1) to develop and recommend to the Board, and subsequently to approve, maintain and update, the Company's Corporate Governance Guidelines (the "Guidelines"); (2) to lead the Board in its annual performance review of the Board and Company management; (3) to lead the Board in its annual review of Company management's compliance with the Guidelines and Code of Conduct; (4) to identify, interview, review, assess and recommend to the Board director nominees for proposal to the Company's stockholders; (5) to recommend to the Board director nominees for each Board committee; and (6) to assist the Board in monitoring the Company's compliance with applicable laws, rules, regulations and the requirements of the NASDAQ Stock Market, Inc., including those relating to Board composition and good corporate governance.

II.    Committee Membership

        The Committee shall consist of no fewer than three directors of the Board, all of whom shall meet the independence requirements of the NASDAQ Stock Markets, Inc. and/or such other exchange where the Company's securities may be listed (such exchange or exchanges, being hereinafter referred to as, the "Exchange"). For the NASDAQ Stock Market, Inc., this means those directors who neither are officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise "independent" under the rules described in clause I of Section III below and any other applicable laws, rule or regulation.

        The Board, on the recommendation of the Committee, shall appoint the members of the Committee and shall designate one Committee member to serve as the chairperson. In the event of a tie vote on any issue, the chairperson's vote shall decide the issue. In the event that the non-executive chairperson of the Board is (i) unable to serve, (ii) not "independent" under the rules described in clause I of Section III below and any other applicable laws, rule or regulation, or (iii) is otherwise determined by the Board to be ineligible to serve, the chairperson of the Committee shall be the lead director of the Board. Committee members may be removed and replaced by the Board for such term or terms as the Board may determine.

III.  Committee Powers, Authority, Duties and Responsibilities

  A.
  The Committee shall develop and recommend the Guidelines to the Board for its approval. At least annually, the Committee shall review and reassess the adequacy of the Guidelines and this Charter, address any other matters of corporate governance, and recommend any change or modification of the Guidelines or this Charter to the Board for its approval.

  B.
  The Committee shall establish criteria for the selection of new directors and recommend such criteria to the Board for its approval. At least annually, the Committee shall review and assess the adequacy and appropriateness of such criteria and recommend any change or modification of such criteria to the Board for its approval.

  C.
  The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates, including the sole authority to approve the search firm's fees and other retention terms.

  D.
  The Committee shall identify and evaluate the qualifications of potential candidates for director, including any nominees submitted by stockholders under and in accordance with the provisions of the Company's Bylaws, and any other applicable policy and process approved by the Board, and recommend director nominees to the Board to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by stockholders. In selecting or recommending candidates, the Committee shall take into consideration the criteria approved by the Board, which are set forth in the Guidelines and such other factors as it deems appropriate and any other applicable policy and procedures approved by the Board.

  E.
  Assist management in the preparation of the disclosure in the Company's annual proxy statement regarding the operations of the Committee.

  F.
  From time to time and as required, the Committee shall review the independence and other qualifications of directors, consider questions of possible conflicts of interest between the Company and its subsidiaries, on the one hand and either a director or member of management, on the other hand, and, otherwise, monitor any activity that could interfere with any such individual's duties to the Company.

  G.
  At the end of each of the Company's fiscal years, or as soon as reasonably practicable thereafter, the Committee shall solicit and receive assessments from all directors relating to the performance of the Board and Company management. The Committee shall thereafter present such assessments, together with its conclusions and recommendations in respect thereof to the Board for discussion and consideration.

  H.
  The Committee shall monitor and recommend any changes to the Board for its approval with respect to (a) the structure, size and operation of the Board, (b) the membership and functions of the various committees of the Board, and (c) any other matter that the Committee deems appropriate and advisable.

  I.
  At the end of each of the Company's fiscal years, or as soon as reasonably practicable thereafter, or as otherwise required from time to time, the Committee shall identify and recommend director nominees for each Board committee to the Board for its approval. In making its recommendation, the Committee shall take into account the listing standards of the Exchange and all applicable laws, rules and regulations, the charter of the applicable Board Committee and any other applicable policy and process approved by the Board, as well as any other factors it deems appropriate, including without limitations the consistency of the candidate's experience with the goals of the committee and the interplay of the candidate's experience with the experience of other committee members, and including with respect to the Compensation Committee, the Audit Committee and the Committee, whether each proposed member of such committee meets the definitions of (a) a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, (b) an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, (c) the independence requirements of the NASDAQ Stock Markets, Inc., and (d) solely with respect to the Audit Committee, (i) whether such proposed member of the Audit Committee is able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement, and (ii) whether any proposed member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in such member's financial sophistication. At the end of each of the Company's fiscal years, or as soon as reasonably practicable thereafter, or as otherwise required from time to time, the Committee shall, if applicable, recommend the removal of any Board committee member to the Board for its approval.

  J.
  The Committee shall oversee the orientation and training of newly elected directors.

  K.
  The Committee may form and delegate authority to subcommittees for any matter that the Committee deems appropriate and advisable.

  L.
  The Committee shall meet at least twice a year in conjunction with regularly scheduled meetings of the Board and thereafter report to the Board at such meeting of the Board with respect to any matter required to be considered by, or made known to, the Board, including any recommendation by the Committee to the Board. The Committee may from time to time call a special meeting in accordance with the Company's Bylaws.

  M.
  At the end of each of the Company's fiscal years, or as soon as reasonably practicable thereafter, the Committee shall annually review its own performance, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Committee's charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

  N.
  The Committee shall have such other power, authority, duty and responsibility as the Board may delegate to it from time to time.

  O.
  The Committee shall have the authority to obtain advice and assistance from internal or outside legal, accounting or other advisors in furtherance of its powers, authority, duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. With respect to consultants or search firms used to identify director candidates, this authority shall be vested solely in the Committee.

Adopted by the Board of Directors on May 4, 2004.

Amended by the Board of Directors on August 18, 2004.

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FIELDSTONE INVESTMENT CORPORATION GOVERNANCE AND NOMINATING COMMITTEE CHARTER